Tom Curnock
116 Liberty View Drive
Jersey City, NJ 07302
March 23, 2009
Dear Mr. Curnock:
I am pleased to offer you the position of Vice President Underwriter at Greenlight Reinsurance, Ltd. (the "Company"), subject to our customary background checks which you authorize us to conduct and immigration approval. This position reports directly to the President. The following letter outlines the key terms and conditions of your employment relationship with the Company.

◦	Start Date: Provisionally June 1, 2009, subject to Immigration Approval

◦
Place of Employment: The Company's principal offices located in The Grand Pavilion, 802 West Bay Road, Grand Cayman Island, B.W.I. or such other location in Grand Cayman island at which the Company's principal offices may be located.

◦	Job Description: See attached Schedule A — to be provided

◦
Employment Status: Employee at will. Your employment may be terminated by the Company for any reason upon 90 days written notice, and may be terminated immediately by the Company for "Cause." For purposes of this agreement, "Cause" shall mean the employee's (i) drug or alcohol use which impairs the ability of the employee to perform his/her duties hereunder; (ii) conviction by a court of competent jurisdiction, or plea of "no contest" or guilty to a criminal offense; (iii) engaging in fraud or embezzlement or any other illegal conduct with respect to the Company; (iv) violation of the Company's Code of Conduct, the Tax Operating Guidelines or any other Operating Guidelines; (v) or the revocation of your Cayman Work permit or (vi) a breach of any representation made by Employee contained in that certain Non-Competition, Non-Solicitation, Intellectual Property and Confidentiality Agreement dated as of the date herewith. If notice of termination is given prior to one year from the initial date of employment, the notice period will be deemed to be the greater of (a) 90 days and (b) the number of days between the date of notice and the date one year after the initial date of employment.

P.O. Box 1109 GT, Grand Cayman, BWI
The Grand Pavilion, Seven Mile Beach
Phone (345)745-4573, Fax (345) 745-4573

◦
Work Hours: The standard work hours are 8:30 a.m. to 6:00 p.m., Monday through Friday. As a professional employee you will be expected to work overtime without any additional remuneration. Cayman does not observe Daylight Savings Time, so the Company may switch the normal hours of operation to 7:30 a.m. to 5:00 p.m. during the summer months.

◦	Holidays: The Company will observe a mixture of Caymanian and US holidays totaling at least 10 clays each year.

◦	Travel and Expenses: You may be required to travel as necessary to perform your job duties. The Company will reimburse you for reasonable and customary expenses incurred during the course of business travel upon presentation of expense statements or vouchers or such other information as the Company may reasonably require in accordance with Company policies.

◦
Vacation: You will be entitled to 20 days of vacation leave per year. Scheduling of vacation time will be subject to prior approval of the President. Vacation time does not rollover without prior approval of the President.

◦	Sick days: You will be entitled to 10 sick days per year for actual illness. If you are absent from work for more than three consecutive days, you will be required to produce a doctor's note.

◦
Benefits: You will be entitled to participate in such employee benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its employees, in accordance with the eligibility requirements for participation therein and applicable law.

◦	Remuneration:

◦
Base Salary: Annual Base Salary of $200,000, which will be paid monthly on or about the 23rd of each month to a local Caymanian bank account in $US. Salary reviews are expected to take place annually in February of the year following performance and such changes in salary, if any, will be instituted in March of the year following performance effective as of January 1 of the year following performance. For sake of clarity, the performance year of 2009 will be reviewed in February of 2010, with changes, if any, effective as of January 1, 2010.

◦	Living Allowance: An annual living allowance of $60,000 will be paid monthly ($5,000 per month) in addition to your base salary.

◦
Bonus: Your annual target bonus is 62.5% of base salary. The bonus, if any, is expected to be evaluated annually in February of the calendar year following performance, with bonuses declared shortly thereafter and paid in accordance with the Company's then approved compensation plan. Bonus awards will be based on the Company's performance in relation to targets established by the Board of Directors annually and your individual performance in relation to your assigned duties. Payment of any bonus for the 2009 year of performance will be based on a percentage times actual salary earned during 2009. A complete copy of the Company's current compensation plan will be furnished upon acceptance of this offer. For the 2009 performance year, 30% of your target bonus will be evaluated based on qualitative factors such as personal

P.O. Box 1109 GT, Grand Cayman, BWI
The Grand Pavilion, Seven Mile Beach
Phone (345)745-4573, Fax (345) 745-4573

goals and objectives and 70% will be based on quantitative factors such as underwriting results. The quantitative portion of the bonus can vary up or down based the Company's underwriting performance.

◦
Performance Shares: In connection with your acceptance of this offer, the Company will recommend to the Board that you will be awarded 6,000 restricted Class A Ordinary shares of the Company's stock. The shares shall be evidenced by, and subject to, the terms and conditions of the Greenlight Capital Re, Ltd. 2004 Stock Incentive Plan, The shares will vest fully on March 15th 2012.

◦
Long-term Incentive Plan: You will be eligible for the Company's Long-term Incentive Plan. As a participant in the plan you will be eligible for further grants of restricted shares as well as option grants, from time to time, subject to the approval of the Board. Vesting of options or restricted shares grants and other terms and conditions of any such awards will be specified in your award agreement(s), if any.

◦
Pension: The Company has established a Pension plan in compliance with the Cayman Pension Act. The Company will deposit CI$6,000 (roughly $7,200) into your pension account annually. The pension amounts vest 100% after two years of continuous employment with the Company.

◦
Tax Advice: For US, Canadian and British citizens filing tax returns, the Company has arranged to have Federal Tax returns prepared at the Company's expense, up to $5,000 annually. The service provider will be Price Waterhouse Coopers, unless otherwise specified by the Company.

◦
Work Permit: AS a non-Caymanian, the Company will be required to obtain a work permit for you from the Caymanian Immigration authorities prior to your employment by the Company, This offer is predicated on the work permit being acquired and becomes null and void if the Company is unable to obtain the work permit from the said Immigration authorities.

◦
Relocation Expense Allowance: The Company will pay you a one time moving expense allowance of $20,000, to be used as you see fit. The Company will not be obligated to pay relocation costs in excess of this amount. If your period of employment ends prior to 36 months after your commencement of employment, you will be required to re-pay a pro-rata portion of the Relocation Expense Allowance. For the sake of clarity, if you elect to terminate your employment with the Company after 24 months from the commencement of your employment, you will be required to repay 33% of the initial Relocation Expense Allowance.

◦
Notice: You may terminate your employment with the Company upon 90 clays written notice. Upon your voluntary termination and satisfaction of the 90 day notice period, you will be paid any accrued but unpaid base salary and any unused vacation time. If you do not satisfy the 90 clay notice period, all unused vacation time shall be forfeited.

◦
Termination Option: If the Company is downgraded by A.M. Best below "A-" (excellent) within twenty-four months of the start of employment, you will have the option to terminate your employment with 30 days written notice. Upon termination, the Company will pay one-year of salary and target bonus.

P.O. Box 1109 GT, Grand Cayman, BWI
The Grand Pavilion, Seven Mile Beach
Phone (345)745-4573, Fax (345) 745-4573

◦
Contingencies: Your employment will be contingent upon compliance with the Code of Conduct (to be promulgated by the Company), the Tax Operating Guidelines, and any other Operating Guidelines promulgated by the Company.

◦
Representation: YOU represent and warrant to the Company, and you acknowledge that the Company has relied on such representation in offering employment to you, that the performance of your duties to the Company hereunder will not violate the terms of any agreement with any third party.

o	Restrictive Covenants: Your employment is contingent upon your execution of our Non-competition, Non-solicitation, Intellectual Property and Confidentiality Agreement.
[SIGNATURE PAGE FOLLOWS]

P.O. Box 1109 GT, Grand Cayman, BWI
The Grand Pavilion, Seven Mile Beach
Phone (345)745-4573, Fax (345) 745-4573

This offer expires, March 18, 2009. If you accept this offer•, please indicate your acceptance by signing below and returning the executed document to the Company.
I accept this offer of employment and all terms and conditions as outlined above,

/s/ Tom Curnock	3/23/2009
Tom Curnock	Dated

/s/ Bart Hedges	3/23/2009
Bart Hedges	Dated
President & Chief Underwriting Officer Greenlight Reinsurance, Ltd.

NON-COMPETITION, NON- SOLICITATION, INTELLECTUAL PROPERTY AND
CONFIDENTIALITY AGREEMENT
AGREEMENT, dated as of March 4, 2009, by and between Greenlight Reinsurance, Ltd. (the "Company") and Tom Curnock ("Employee").
IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.
Employment. In connection with the employment by the Company of the Employee as a professional staff member of the Company in accordance with that certain letter agreement as of a date even herewith, the Employee agrees to the terms and conditions as herein set forth.

2.	Restrictive Covenants.
a)    Acknowledgments. The Employee acknowledges that:

i)	as a result of the Employee's employment by the Company, the Employee has obtained and will obtain Confidential Information (as defined below);

ii)
the Confidential Information has been developed and created by the Company or Greenlight Capital Re Ltd. (the "Parent") or any of their affiliates (the "Group") at substantial expense and the Confidential Information constitutes valuable proprietary assets;

iii)
the Group will suffer substantial damage and irreparable harm which will be difficult to compute if, during the period of employment of the Employee by the Company (the "Employment Period") and for six months thereafter, the Employee should enter a Competitive Business (as defined below) in violation of the provisions of this Agreement;

iv)	the nature of the Group's business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region;

v)
the Group will suffer substantial damage which will be difficult to compute if, during the Employment Period or thereafter for a period of 12 months, the Employee should solicit or interfere with the Group's employees, clients or customers or should divulge Confidential Information relating to the business of the Group;

vi)	the provisions of this Agreement arc reasonable and necessary for the protection of the business of the Group;

vii)	the Company would not have hired or continued to employ Employee unless he agreed to be bound by the terms hereof; and
"Competitive Business" as used in this Agreement shall mean any business which competes directly or indirectly with the Company's principal business.
"Confidential Information" as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company including, without limitation, any:
(A)trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company, whether or not patentable or registrable under trademark, copyright, patent or similar laws;
(B)information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements;
(C)any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Company;
(D)concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company;
(E)information about the Company's investment program, tracing methodology, or portfolio holdings; or
(F)any other information or data that is labeled confidential or orally disclosed to Employee as confidential.

(b)
Confidentiality. In consideration of the benefits provided for in this Agreement, Employee agrees not to, at any time, either during the Employment Period or for a period of twelve (12) months thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except

(i)as may be necessary to the performance of Employee's duties hereunder,
(ii)with the Company's express written consent,

(iii)to the extent that any such information is in or becomes in the public domain other• than as a result of the Employee's breach of any of his obligations hereunder, or
(iv)where required to be disclosed by court order, subpoena or other government process and in such event, the Employee shall cooperate with the Company in attempting to keep such information confidential.
Upon the request of the Company, the Employee agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.

(c)
Non-Compete. In consideration of the benefits provided for in this Agreement, the Employee covenants and agrees that during the Employment Period and for a period of six (6) months following the termination of his employment for whatever reason, or following the date of cessation of the last violation of this Agreement, or from the date of entry by a court of competent jurisdiction of a final, unappealable judgment enforcing this covenant, whichever• of the foregoing is last to occur, he will not, for herself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a Shareholder', partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), be employed by, provide services to, or give advice or consultation to any Competitive Business.

(d)
Non-Solicitation of the Employees. In consideration of the benefits provided for in this Agreement, the Employee covenants and agrees that during the Employment Period and for a period of twelve (12) months thereafter, the Employee shall not, without the prior written permission of the Company,

(i)directly or indirectly solicit, employ or retain or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing services to the Group at the time of his termination of employment or was or is providing such services within the twelve (12) month period before or after his termination of employment or
(ii)request or cause any employee of the Group to breach or threaten to breach any terms of said employee's agreements with the Group or to terminate his employment with the Group;
(iii)provided, that nothing in this paragraph shall apply to (x) any solicitation of any person referenced above who responds to general mass solicitations of employment not specifically directed toward the aforementioned persons, or (y) hiring any person who makes contact at his or her own initiative without any prior direct or indirect encouragement or solicitation or other communication (other than as permitted by clause (x) of this proviso).

(e)
Non-Solicitation of Clients and Customers. In consideration of the benefits provided for in this Agreement, the Employee covenants and agrees that during the Employment Period and for a period of twelve (12) months thereafter, he will not, for herself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant):

(i)solicit any business that is related to the principal business of the Company, from any person or entity who, at the time of, or at the time during the twelve (12) months preceding such termination, was an existing customer or client of the Company;
(ii)request any of the Company's clients or customers to cancel or terminate any business relationship with the Company involving services or activities which were directly or indirectly the responsibility of the Employee during his employment or
(iii)pursue any Company project known to the Employee upon termination of his employment that the Company is actively pursuing while the Company is actively pursuing such project.

(f)
Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called "discovery") related to the principal business of the Company that the Employee, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the Employment Period, whether or not during regular business hours and created, conceived or prepared on the Company's premises or otherwise shall be the sole and complete property of the Company. More particularly, and without limiting the foregoing, the Employee agrees that all of the foregoing and any

(i)inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought),
(ii)marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought),
(iii)works of authorship (without regard to whether any claim of copyright therein is ever registered), and
(iv)trade secrets, ideas, and concepts

((i) - (iv) collectively, "Intellectual Property Products") created, conceived, or prepared on the Company's premises, whether or not during normal business hours, shall perpetually be the exclusive property of the Company, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. The Employee further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his engagement by the Company, whether or not during normal business hours. The Employee agrees that all works of authorship created by the Employee during his engagement by the Company whilst acting as an Employee of the Company, shall be works made for hire of which the Company is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by the Employee during his engagement by the Company is not a work made for hire, the Employee hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company all rights in any Intellectual Property Product created by the Employee during his engagement by the Company, the Employee hereby assigns all right, title and interest therein, in perpetuity, to the Company. The Employee agrees to execute, immediately upon the Company's reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not the Employee is engaged by the Company at the time such request is made, in order to permit the Group and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of the Employee's employment by the Company for any reason whatsoever, and at any time during the Employee's engagement by the Company, the Employee will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in the Employee's possession, under the Employee's control or to which he may have access.

(g)
Non-Disparagement. The Employee acknowledges and agrees that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company and its respective officers, directors, partners, the Employees or agents thereof in either a professional or personal manner at any time during or following the Employment Period.

(h)
Enforcement. If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 2, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by the Employee that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(i)
Severability. This Agreement is severable in that if any provision is determined to be illegal or unenforceable or unreasonable by any court of competent jurisdiction such provision shall be deemed to have been deleted without affecting the remaining provisions of this Agreement.

(j)
EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 2 AND HAS I-TAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS I-IE CONSIDERED NECESSARY AND THAT EMPLOYEE UNDERSTANDS THIS AGREEMENT'S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

3.
Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company's internal review procedures, except that this requirement Shall not apply to any claim or dispute under or relating to Section 2 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company's internal review procedures, then such controversy or claim shall be resolved by binding arbitration for resolution in the Cayman Islands. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings.

4.
Successors: Binding Agreement. The rights and benefits of the Employee hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by the Employee. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of the Employee, and Shall be assignable by the Company to Parent or to any entity acquiring substantially all of the assets of the Company or the Parent, whether by merger, consolidation, sale of assets or similar transactions.

5.
Notice.    For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by overnight, certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of the Employee, to the last address on file with the Company and if to the Company, to its Employee offices or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.
Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the Grand Court of the Cayman Islands without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the three, effect and validity of the remaining portion hereof.

7.
Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the Employee and the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.	Survival. The respective obligations of, and benefits afforded to, the Employee and the Company and Parent as provided in Section 1 of this Agreement shall survive the termination of this Agreement.

9.
No Conflict of Interest. During the period of employment by the Company, the Employee shall not, directly or indirectly, render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Board.

10.	Counterparts. This Agreement may be executed in two or more-counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.
Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

12.	Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

13.	Representation. The Employee represents and warrants to the Parent and the

Company, and the Employee acknowledges that the Company has relied on such representations and warranties in employing the Employee, that neither the Employee's duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which the Employee is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by the Employee prior to his employment by the Company. In the course of performing the Employee's work for the Company, the Employee will not disclose or make use of any information, documents or materials that the Employee is under any obligation to any other party to maintain in confidence. In addition, the Employee represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing the Employee, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that the Employee is in breach or has breached any of the representations set forth herein, the
Company shall have the right to terminate the Employee's employment for Cause.
14.    Review by Counsel. The Employee represents and warrants that this Agreement is the result of full and otherwise fair faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for the Employee review this Agreement and to verify that the terms and provisions of this Agreement are reasonable and enforceable. The Employee acknowledges that he has read and understands the foregoing provisions and that such provisions arc reasonable and enforceable. This Agreement has been jointly drafted by both parties.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.
GREENLIGHT REINSURANCE, LTD.

By:     /s/ Bart Hedges
Name: Bart Hedges
Title: President and CUO

/s/ Tom Curnock 3/9/09
Tom Curnock    Dated Employee

Schedule A

Vice President, Underwriter
Description of Duties
The Vice President, Underwriter (the "Underwriter") will be primarily responsible for underwriting analysis and marketing/relationship management. Among other responsibilities as may reasonably be requested by the Company, the Underwriter will:

•	Serve as the primary person responsible for reviewing submissions, coordinating data gathering, actuarial analysis, structuring, and presentation of the opportunity at deal meetings.

•
For each transaction that proceeds to the stage of developing a deal memo, the Underwriter will be responsible for preparation of the deal memo. As such, the Underwriter will seek the input from actuarial resources (internally or externally) for the analysis section and Accounting resources for input on the accounting section. The Underwriter will be responsible for planning the deal meeting and coordinating and disseminating meeting materials in advance of the meetings.

•
Subject to our Tax Operating Guidelines, maintain a presence in the market place with brokers and clients to ensure that the Company is well positioned within the broker market to receive submissions in its areas of interest. This will include communicating frequently with brokers and clients regarding the Company's risk appetite, areas of interest, and product offering. This may also include trips as necessary to Industry Seminars and client and broker visits.

•
Be responsible for all facets of contract administration including but not limited to: slip and wording review, processing amendments and endorsements to the contract, cash collection, contract folder creation and maintenance, and electronic contract folder creation and maintenance.

•	Negotiate, structure, document and monitor private equity investments with strategic partners.

•	Complete research projects as assigned, in particular, the project to develop an enterprise wide risk management model.
•Attend underwriting deal meetings to evaluate new and renewal business opportunities.
This position reports directly to the President & Chief Underwriting Officer.

P.O. Box 1109 GT, Grand Cayman, BWI
The Grand Pavilion, Seven Mile Beach
Phone (345)745-4573, Fax (345) 745-4573